                                                     Exhibit No. EX-99(13)(b)(i)

              AMENDMENT (the "Amendment") DATED February 24, 2006

            TO THE PAYING AGENT AGREEMENT DATED MAY 14, 1993 BETWEEN
            DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II,
                 INC. AND DEUTSCHE BANK TRUST COMPANY AMERICAS

     WHEREAS,  Delaware  Investments  Minnesota  Municipal  Income Fund II, Inc.
(formerly,  Voyageur  Minnesota  Municipal  Income Fund II,  Inc.),  a Minnesota
corporation,  (the "Fund") and Deutsche Bank Trust Company  Americas  (formerly,
Bankers Trust Company), a corporation duly organized and existing under the laws of the State of New York,  (the "Paying Agent") have entered into a Paying Agent
Agreement (the "Agreement") dated as of May 14, 1993;

     WHEREAS,  Section  7.05 of the  Agreement  permits the parties to amend the
Agreement by a written instrument signed by a duly authorized  representative of each party; and

     WHEREAS,  pursuant  to Article 5 of the  Articles of  Incorporation  of the
Fund, the Board of Directors of the Fund has, by resolution at a meeting held on
August  17-18,  2005,  approved  Certificates  of  Designation  to the  Articles providing  for the  creation  of two new series of  Municipal  Income  Preferred
Shares,  Series C and  Series D (the  "New  Series"),  each a new  series of the
Fund's  class of  preferred  shares  ranking on parity with the Fund's  existing
Municipal Income Preferred Shares, Series A and Series B; and

     WHEREAS,  the  parties  wish to  amend  the  Agreement  to apply to the New
Series.

     NOW,  THEREFORE,  in  consideration  of the promises  and mutual  covenants herein contained,  and intending to be legally bound thereby, the parties hereto amend the Agreement as follows:

1.   The first  introductory  paragraph  in the  Agreement  is  replaced  in its entirety with:

          The Fund issued 600 Municipal Income Preferred  Shares,  Series A (the
"Series A Preferred Shares") and 600 Municipal Income Preferred Shares, Series B
(the "Series B Preferred Shares"), 400 Municipal Income Preferred Shares, Series
C ("Series C") and 300 Municipal Income Preferred Shares,  Series D ("Series D")
(collectively,  the  "Preferred  Shares")  pursuant to its  Articles (as defined below).  The Fund  desires  that the  Paying  Agent  perform  certain  duties in connection  with the  Preferred  Shares  upon the terms and  conditions  of this
Agreement  and hereby  appoints  the Paying Agent to act in the  capacities  set forth in this Agreement.

2.   The  definition  of  "Statement"  under  Section  1.02 is  replaced  in its entirety with:

          "Statement"  shall mean,  collectively or individually,  the Statement
Establishing and Fixing the Rights and Preferences of Municipal Income Preferred
Shares,  Series  A and  Series  B filed  on May 12,  1993 in the  office  of the
Secretary of State of the State of Minnesota and the Statements Establishing and
Fixing the Rights and Preferences of Municipal Income Preferred Shares, Series C
and Series D, each filed on February 23, 2006 in the office of the  Secretary of
State of the State of Minnesota.

3.   Paragraph (d)(iv) of Section 2.01 is replaced in its entirety with:

          (iv) Notwithstanding  the foregoing  provisions  of this  subparagraph
     (d),  the Paying  Agent will not redeem  fewer than all of the  outstanding
     Preferred  Shares  of  any  series  without  the  written  consent  of  the
     Remarketing  Agent  if,  after  such  partial  redemption,  fewer  than 100
     Preferred Shares of Series A, B, C or D will remain outstanding.

4.   Section 4.01 is replaced in its entirety with:

          SECTION 4.01 Issue of Share  Certificates.  On the date of issuance of the Preferred  Shares,  Series A and Series B, one  certificate for the Series A
Preferred  Shares  and one  certificate  for the Series B  Preferred  Shares was issued by the Fund.  On the date of issuance of the Preferred  Shares,  Series C and  Series  D, one  certificate  for the  Series  C  Preferred  Shares  and one certificate for the Series D Preferred  Shares shall be issued by the Fund. Such certificates shall be registered in the name of the Securities Depository or its nominee and  countersigned  by the Paying  Agent in its  capacity as  registrar, which shall deliver the certificates to the Securities Depository.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first written above and hereby executed this Amendment.

                                                   DELAWARE INVESTMENTS
                                                   MINNESOTA MUNICIPAL
                                                   INCOME FUND II, INC.

                                                   By:  /s/ Jude Driscoll
                                                   Name: Jude Driscoll
                                                   Title: President

                                                   DEUTSCHE BANK TRUST
                                                   COMPANY AMERICAS

                                                   By:  /s/ Kyshawn C. White
                                                   Name: Kyshawn C. White
                                                   Title: AVP

                                                   By:  /s/ Robert P. Sandt, Jr.
                                                   Name: Robert P. Sandt, Jr.
                                                   Title: Vice President